                                                                 EXHIBIT (14)(b)

                           [Letterhead of Dechert LLP]

May 1, 2003

VIA E-MAIL AND FIRST CLASS MAIL

Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92660

Re: 2003 Pacific Life Select Performer 500

Dear Sir or Madam:

We hereby consent to the reference to this firm in the legal proceedings and legal matters section of the above prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ DECHERT LLP